As filed with the Securities and Exchange Commission on December 1, 2016

Registration No. 333-200743

Registration No. 333-163894

Registration No. 333-157666

Registration No. 333-125390

Registration No. 333-107092

Registration No. 333-62243

Registration No. 333-38725

Registration No. 333-02734

Registration No. 033-85712

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-200743

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-163894

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-157666

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-125390

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-107092

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-62243

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-38725

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-02734

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 033-85712

UNDER

THE SECURITIES ACT OF 1933

POST PROPERTIES, INC.

(Mid-America Apartment Communities, Inc. as successor by merger to Post Properties, Inc.)

(Exact name of registrant as specified in charter)

Georgia (Post Properties, Inc.)	58-1550675 (Post Properties, Inc.)
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Mid-America Apartment Communities, Inc. 6584 Poplar Avenue Memphis, Tennessee	38138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 682-6600

Post Properties, Inc. 2015 Non-Qualified Employee Stock Purchase Plan

Post Properties, Inc. 401(k) Plan

Amended and Restated Post Properties, Inc. 2003 Incentive Stock Plan

Post Properties, Inc. 2005 Non-Qualified Employee Stock Purchase Plan

Post Properties, Inc. 2003 Incentive Stock Plan

Post Properties, Inc. Employee Stock Plan

(Full Titles of the Plans)

Robert J. DelPriore

Executive Vice President and General Counsel

6584 Poplar Avenue, Suite 300

Memphis, Tennessee 38138

(901) 682-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service of process for

Mid-America Apartment Communities, Inc. as successor by merger to Post Properties, Inc.)

Copies to:

Mark S. Opper, Esq.	Richard F. Mattern, Esq.
Goodwin Procter LLP	Oscar L. Thomas, Esq.
The New York Times Building	Bass, Berry & Sims PLC
620 Eighth Avenue	The Tower at Peabody Place
New York, New York 10018	100 Peabody Place, Suite 1300
Tel: (212) 813-8800	Memphis, Tennessee 38103
Fax: (212) 355-3333	Tel: (901) 549-5933
Fax: (901) 549-5999

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Post Properties, Inc., a Georgia corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-200743, filed with the Commission on December 4, 2014, registering 250,000 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company under the Post Properties, Inc. 2015 Non-Qualified Employee Stock Purchase Plan;

•	Registration Statement No. 333-163894, filed with the Commission on December 21, 2009, registering 300,000 shares of Common Stock of the Company and an indeterminate number of plan interests under the Post Properties, Inc. 401(k) Plan;

•	Registration Statement No. 333-157666, filed with the Commission on March 3, 2009, registering 1,600,000 shares of Common Stock of the Company under the Amended and Restated Post Properties, Inc. 2003 Incentive Stock Plan;

•	Registration Statement No. 333-125390, filed with the Commission on June 1, 2005, registering 300,000 shares of Common Stock of the Company under the Post Properties, Inc. 2005 Non-Qualified Employee Stock Purchase Plan;

•	Registration Statement No. 333-107092, filed with the Commission on July 16, 2003, registering 4,000,000 shares of Common Stock of the Company under the Post Properties, Inc. 2003 Incentive Stock Plan;

•	Registration Statement No. 333-62243, filed with the Commission on August 26, 1998, registering 2,500,000 shares of Common Stock of the Company under the Post Properties, Inc. Employee Stock Plan;

•	Registration Statement No. 333-38725, filed with the Commission on October 24, 1997, registering 2,300,000 shares of Common Stock of the Company under the Post Properties, Inc. Employee Stock Plan;

•	Registration Statement No. 333-02734, filed with the Commission on March 22, 1996, registering 600,000 shares of Common Stock of the Company under the Post Properties, Inc. Employee Stock Plan; and

•	Registration Statement No. 033-85712, filed with the Commission on October 28, 1994, registering 600,000 shares of Common Stock of the Company under the Post Properties, Inc. Employee Stock Plan.

Effective December 1, 2016, pursuant to the Agreement and Plan of Merger, dated as of August 15, 2016, by and among Mid-America Apartment Communities, Inc., a Tennessee corporation (“MAA”), Mid-America Apartments, L.P., a Tennessee limited partnership (“MAA LP”), the Company, Post GP Holdings, Inc., a Georgia corporation, and Post Apartment Homes, L.P., a Georgia limited partnership, the Company merged with and into MAA and the separate corporate existence of the Company thereupon ended.

As a result of the merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Mid-America Apartment Communities, Inc., as successor by merger to the Company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 1st day of December, 2016.

Date: December 1, 2016	MID-AMERICA APARTMENT COMMUNITIES, INC.,
as successor by merger to Post Properties, Inc.

	By:	/s/ Albert M. Campbell, III

	Name:	Albert M. Campbell, III
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.